Exhibit 5.1

New York	Madrid
Menlo Park	Tokyo
Washington DC	Beijing
London	Hong Kong
Paris

Davis Polk & Wardwell LLP	650 752 2000 tel
1600 El Camino Real	650 752 3600 fax
Menlo Park, CA 94025

August 23, 2012

QuinStreet, Inc.

950 Tower Lane, Suite 600

Foster City, California 94404

Ladies and Gentlemen:

QuinStreet, Inc., a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the offer and sale of an aggregate of 2,511,101 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), consisting of 2,161,101 shares issuable pursuant to the 2010 Equity Incentive Plan (the “EIP”) and 350,000 shares issuable pursuant to the 2010 Non-Employee Directors’ Stock Award Plan (together with the EIP, the “Plans”), as described in the Registration Statement.

We, as your counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and corporate records and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion expressed herein. Based on the foregoing, we are of the opinion that the Shares, when duly issued and delivered in accordance with the terms and conditions of the Plans, will be validly issued, fully paid and non-assessable.

We are members of the Bars of the States of New York and California and the foregoing opinion is limited to the federal laws of the United States and the General Corporation Law of the State of Delaware and the reported judicial decisions thereunder.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP